Exhibit 99.1

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson

Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263

Beverly Obtains $40 Million
Letter of Credit Financing

(FORT SMITH, ARKANSAS, October 7, 2004) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that one of its subsidiaries – Beverly Funding Corporation – has obtained a $40 million four-year Letter of Credit facility from Merrill Lynch Capital. These Letters of Credit formerly were drawn on Beverly’s $90 million revolving credit facility, which remains in place.

The new Letter of Credit facility is backed by certain Medicaid and Veterans Administration receivables. Besides providing additional availability under the company’s revolving credit facility, the new facility is expected to slightly reduce interest costs.

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties including the risks and uncertainties detailed from time to time in Beverly’s filings with the Securities and Exchange Commission. Although Beverly believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Beverly assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly currently operates 355 skilled nursing facilities, as well as 18 assisted living centers, and 44 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

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